EXHIBIT 99.4

ATWOOD OCEANICS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30,	September 30,
	2008	2007

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$ 201,424	$ 100,361
Accounts receivable, net of an allowance
of $240 at June 30, 2008
and $164 at September 30, 2007	111,525	76,597
Income tax receivable	2,356	1,870
Inventories of materials and supplies, net	34,126	26,721
Deferred tax assets	-	390
Prepaid expenses and deferred costs	2,859	10,240
Total Current Assets	352,290	216,179

NET PROPERTY AND EQUIPMENT	671,138	493,851

DEFERRED COSTS AND OTHER ASSETS	4,618	7,694
	$ 1,028,046	$ 717,724

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Current maturities of notes payable	$ -	$ 18,000
Accounts payable	17,222	11,769
Accrued liabilities	44,453	27,861
Deferred income taxes	482	-
Total Current Liabilities	62,157	57,630

LONG-TERM DEBT,
net of current maturities:	170,000	-
	170,000	-
LONG TERM LIABILITIES:
Deferred income taxes	11,584	14,729
Deferred credits	11,378	24,093
Other	6,294	5,417
	29,256	44,239

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
Preferred stock, no par value;
1,000 shares authorized, none outstanding	-	-
Common stock, $1 par value, 90,000 shares
authorized with 64,026 and 63,350 issued
and outstanding at June 30, 2008
and September 30, 2007, respectively	64,026	63,350
Paid-in capital	112,505	101,549
Retained earnings	590,102	450,956
Total Shareholders' Equity	766,633	615,855
	$ 1,028,046	$ 717,724